Exhibit 4

                           STOCKHOLDERS AGREEMENT

                  STOCKHOLDERS AGREEMENT (the "Agreement"), dated as of July 10, 2001 by and among (i) Williams Communications, LLC, a Delaware limited liability company ("Williams"), (ii) iBeam Broadcasting Corporation, a Delaware corporation (the "Company"), (iii) the other stockholders of the Company set forth on the signature page hereto (the "Other Stockholders") and (iii) each other Person (defined below) who becomes a party to this Agreement in accordance with the terms hereof.

                            W I T N E S S E T H:

                  WHEREAS, this Agreement shall become effective (the "Effective Date") on the date of, and simultaneously with, the closing under the Stock Purchase Agreement, dated as of June 24, 2001 between the Company, Williams and the Other Stockholders (the "Stock Purchase
Agreement");

                  WHEREAS, on the Effective Date, (i) the authorized capital stock of the Company will consist of 413,000,000 shares of common stock, $.0001 par value (the "Common Stock"), and 10,000,000 shares of preferred stock, $.0001 par value (the "Preferred Stock") of which 3,000,000 shares will be designated Series A Convertible Preferred Stock, $.0001 par value (the "Series A Preferred Stock") and (ii) the issued and outstanding capital stock of the Company will consist of 127,353,381 shares of Common Stock and 2,400,939 shares of Series A Preferred Stock, with 240,930,900 shares of Common Stock reserved for issuance upon the exercise of certain stock options and warrants and upon conversion of the Series A Preferred Stock; and

                  WHEREAS, on the Effective Date Williams shall hold 1,800,704 shares of Series A Preferred Stock and the Other Stockholders shall hold, in the aggregate, 600,235 shares of Series A Preferred Stock;

                  NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                 ARTICLE I

                                DEFINITIONS

                  Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

                  "Affiliate" as applied to any Person, shall mean any other Person directly or indirectly controlling or controlled by or under, direct or indirect, common control with such Person. For the purposes of this definition, control when used with respect to any Person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, neither Williams and its Affiliates nor the Other Stockholders and their respective Affiliates shall be deemed Affiliates of the Company for purposes of this Agreement.

                  "beneficially own" and "beneficial ownership" have the meanings given to them in Rule 13d-3 under the Exchange Act.

                  "Board of Directors" shall mean the Board of Directors of the Company.

                  "Business Day" shall mean each day other than Saturdays, Sundays and days when commercial banks are authorized to be closed for business in New York, New York.

                  "Certificate of Designations" shall mean the Certificate of Designations of the Series A Preferred Stock attached hereto as Exhibits A.

                  "Charter Documents" shall mean the Certificate of Incorporation and By-Laws of the Company, in effect as of the Effective Date, attached hereto as Exhibits B and C, respectively.

                  "Commission" shall mean the United States Securities and Exchange Commission.

                  "Common Stock" shall have the meaning set forth in the recitals.

                  "Company" shall have the meaning set forth in the preamble.

                  "Company Offered Securities" shall have the meaning set forth in Section 6.1.

                  "Effective Date" shall have the meaning set forth in the recitals.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Indebtedness" of any Person at any date shall include
(i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, including earn-out or similar contingent purchase amounts, (ii) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, debenture or similar instrument, (iii) all obligations of such Person under capitalized leases,
(iv) all payments made or to be made pursuant to sale-leaseback transactions, (v) all payments made or to be made pursuant to a non-compete payment obligation, change of control payment obligation, and severance and retention obligations, and (vi) all guarantees by such Person of obligations of others whether or not such Person has assumed or otherwise become directly liable for the payment thereof.

                  "MD&A" shall mean a management's discussion and analysis of the Company's financial condition and results of operation comparable to the discussion that is required to be included in periodic reports filed under the Exchange Act.

                  "Notices" shall have the meaning set forth in Section
8.6.

                  "Permitted Transferee" shall mean with respect to any Person, any other Person that is an Affiliate of the such Person.

                  "Person" shall mean an individual or a corporation, limited liability company, partnership, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

                  "Preemptive Rights Offer" shall have the meaning set forth in Section 6.1.

                  "Preemptive Rights Offer Notice" shall have the meaning set forth in Section 6.1.

                  "Preemptive Rights Transaction" shall have the meaning set forth in Section 6.1.

                  "Preferred Stock" shall have the meaning set forth in the recitals.

                  "Registration Rights Agreements" shall mean the Registration Rights Agreement, dated as of the date hereof, by and between the Company, Williams and the Other Stockholders, attached hereto as Exhibit D.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Series A Preferred Stock" shall have the meaning set forth in the recitals.

                  "Shares" shall mean, collectively, the Common Stock and the Preferred Stock. Whenever this Agreement refers to a number or percentage of Shares, such number or percentage shall be calculated as if each of the Shares had been exchanged or converted into shares of Common Stock immediately prior to such calculation regardless of the existence of any restrictions on or conditions to such exchange or conversion.

                  "Standstill Period" shall have the meaning set forth in
Section 5.1.

                  "Stock Purchase Agreement" shall have the meaning set forth in the recitals.

                  "Subsidiary" shall mean, with respect to any Person, (a) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, (b) a partnership in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, or (c) any other Person in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of the directors or other governing body of such Person.

                  "Transaction Documents" shall have the meaning set forth in the Stock Purchase Agreement.

                  "Transfer" shall mean (i) when used as a noun: any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition and (ii) when used as a verb: to directly or indirectly transfer, sell, assign, pledge, hypothecate, encumber, or otherwise dispose of.

                  "Transferee" shall mean any Person to whom Shares have been Transferred in compliance with the terms of this Agreement.

                  "Voting Stock" means the capital stock of any class or kind ordinarily having the power to vote generally for the election of directors (or other persons or bodies performing similar functions) of the Company. With respect to the Company, as of the Effective Date, Voting Stock includes (i) the Common Stock, and (ii) the Series A Preferred Stock.

                  "Williams Nominees" shall have the meaning set forth in
Section 4.l(a).

                                 ARTICLE II

                         RESTRICTIONS ON TRANSFERS

                  Section 2.1 Transfers in Accordance with this Agreement. Any attempt to Transfer, or purported Transfer of, any of the Shares held by Williams, the Other Stockholders or their respective Permitted Transferees in violation of the terms of this Agreement shall be null and void and the Company shall not register upon its books, and shall direct its transfer agent not to register on its books any such Transfer. A copy of this Agreement shall be filed with the Secretary of the Company and the Company's transfer agent and kept with the records of the Company.

                  Section 2.2 Restrictions on Transfer.

                           (a) Except as set forth below, prior to the
second anniversary of the date hereof, Williams and its Permitted Transferees shall not Transfer any Shares except (i) to a Permitted Transferee, (ii) pursuant to an effective registration statement filed with the Commission (including a registration statement contemplated by the Registration Rights Agreement) or (iii) to any other stockholder of the Company who is bound by the terms of this Agreement.

                           (b) Following the second anniversary hereof and
subject to the other terms of this Agreement, Williams and its Permitted Transferees may, subject to applicable law, Transfer any Shares to any Person, provided that if such Transferee is not a Permitted Transferee then such Transferee must, to the extent it becomes a party to this Agreement, agree that it waives and otherwise has no rights under Section 4.2(b). Subject to the other terms of this Agreement, after the date hereof, the Other Stockholders and their respective Permitted Transferees may, subject to applicable law, Transfer any Shares to any Person. Prior to any Transfer of Shares by Williams, an Other Stockholder or their Permitted Transferees which is not registered under the Securities Act, the proposed transferor shall give written notice to the Company of such transferor's intention to effect such Transfer. Each such notice shall describe the manner of the proposed Transfer. If within three (3) Business Days after receipt by the Company of such notice, the Company requests in writing an opinion of counsel for such transferor that the proposed Transfer may be effected without registration of such Shares under the Securities Act, then prior to Transferring such Shares, such transferor shall provide the Company an opinion of counsel (which counsel and opinion shall each be reasonably satisfactory to the Company) that such Transfer may be effected without registration of such Shares under the Securities Act.

                           (c) No Transfer provided in the foregoing
clauses (a) and (b) of this Section 2.2 (other than pursuant to an effective registration statement filed with the Commission) shall be permitted unless (i) the certificates representing such Shares issued to the Transferee bear the legend provided in Section 2.3 and (ii) the Transferee (if not already a party hereto) has executed and delivered to each other party hereto, as a condition precedent to such Transfer, an instrument or instruments, reasonably satisfactory to the Company, confirming that the Transferee agrees to be bound by the terms of this Agreement in the same manner as such Transferee's transferor, except as otherwise provided in this Agreement.

                           (d) The Company agrees that it will not
unreasonably deny any request for a waiver of the restrictions set forth in this Section 2.2 made by Williams, the Other Stockholders or their respective Permitted Transferees.

                  Section 2.3 Legend. Williams and the Other Stockholders hereby agree that each outstanding certificate representing Shares issued to it and its Permitted Transferees, or any certificate issued in exchange for or upon conversion of any similarly legended certificate, shall bear a legend reading substantially as follows:

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE SHARES REPRESENTED BY THIS CERTIFICATE ALSO ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF JULY 10, 2001, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY. NO TRANSFER OF SUCH SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH AGREEMENT AND BY AN AGREEMENT OF THE TRANSFEREE TO BE BOUND BY THE RESTRICTIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT.

                  Section 2.4 Right of First Refusal.

                           (a) Except with respect to a Transfer of Common
Stock pursuant to an effective registration statement in an underwritten public offering (which will be subject to Section 2.5 below), if at any time Allen & Company Incorporated, Touch America, Inc. or any their respective Permitted Transferees (each, an "Offeror") proposes to Transfer any Shares to any Person other than to one of its Permitted Transferees (such Person, a "Third Party"), the Offeror shall, before such Transfer, deliver to Williams an offer (the "Offer") to Transfer such Shares to Williams upon the terms set forth in this Section 2.4. The Offer shall (i) state that the Offeror proposes to Transfer the Shares, (ii) specify the number of Shares (the "Offered Shares") proposed to be Transferred, and
(iii) state the terms (including the purchase price) of the proposed Transfer. The Offer shall remain open and irrevocable for a period of fifteen (15) days (the "Acceptance Period") from the date of its receipt by Williams.

                           (b) Williams may accept the Offer by delivering
to the Offeror written notice within the Acceptance Period, which notice shall state the number (the "Accepted Number") of Offered Shares Williams desires to purchase. Williams may exercise its right to purchase any or all of the Offered Shares pursuant to the Offer.

                           (c) The Transfer of Offered Shares to Williams,
to the extent Williams has exercised its rights under this Section 2.4, shall be made on a business day, as designated by the Offeror, not less than 10 nor more than 30 days after expiration of the Acceptance Period on the terms and conditions specified in the Offer, which terms and conditions shall be identical to the terms of the proposed Transfer to the Third Party.

                           (d) If the number of Offered Shares exceeds the
Offered Shares with respect to which Williams exercised its rights under this Section 2.4, the Offer shall be deemed to be withdrawn with respect to such excess and the Offeror may Transfer, subject to the provisions of
Section 2 hereof, such excess Offered Shares on the terms, conditions and purchase price specified in the Offer (which shall be the same terms, conditions and purchase price available to Williams exercising rights pursuant to this Section 2) to any Third Party within 60 days after expiration of the Acceptance Period, so long as such Third Party agrees in writing to become a party hereto and be bound hereby. If such Transfer is not made within such 60-day period, the restrictions provided for in this
Section 2 shall again become effective.

                           (e) In the event an Offeror or such Third Party,
as the case may be, shall modify the terms of the proposed Transfer of Offered Shares in any way, the Offeror shall send an amended Offer to Williams. Williams shall, if it so desires to exercise its right of Offer, as so amended, prior to the later of five (5) days after the date such amended Offer is received by the Company or the end of the original Acceptance Period, deliver to the Offeror an amended notice of acceptance specifying the amended Accepted Number and/or such other amended term of Williams' acceptance pursuant to this Section 2.

                           (f) This Section 2.4 is subject to Article V.
Accordingly, to the extent that Williams and its Permitted Transferees are prohibited from acquiring Offered Shares as a result of the restrictions imposed by Article V, Williams shall have the right to assign (without the consent of the other parties hereto) its right to purchase such Offered Shares to any Person who is not an Affiliate of Williams, provided that (i) such Person agrees to be bound by the terms of this Agreement, including
Section 2.4 and Section 2.5, and (ii) such Person has the financial capability to purchase such Offered Shares. In the event that Williams does not purchase any or all of the Offered Shares and the Offeror Transfers such Offered Shares to a Third Party (other than pursuant to an effective registration statement) then, prior to such Transfer, such Third Party must agree to be bound by the terms of this Agreement, including Section 2.4 and
Section 2.5.

                  Section 2.5 Right of First Offer in Underwritten Offering.

                           (a) If at any time an Offeror proposes to
Transfer any shares of Common Stock to a Third Party pursuant to an effective registration statement in an underwritten public offering, the Offeror shall, before such Transfer, deliver to Williams an offer (the "Underwritten Offer") to Transfer to Williams, upon the terms set forth in this Section 2.5, (i) such shares of Common Stock, (ii) if such Offeror then holds shares of Series A Preferred Stock, such number of shares of Series A Preferred Stock which, upon conversion into shares of Common Stock, would equal the number of shares of Common Stock proposed to be Transferred pursuant to an effective registration statement in such underwritten public offering, and (iii) if such Offeror then holds shares of both Common Stock and Series A Preferred Stock, a combination of shares of Common Stock and Series A Preferred Stock which, on an as if converted basis, is equal to the number of shares of Common Stock proposed to be Transferred pursuant to an effective registration statement in such underwritten public offering. The Underwritten Offer shall (i) state that the Offeror proposes to Transfer the shares of Common Stock and Series A Preferred Stock, as the case may be, (ii) specify the number of shares of Common Stock and Series A Preferred Stock, as the case may be, proposed to be Transferred (the "Underwritten Offered Shares"), and (iii) state the terms of the proposed Transfer (including the per share purchase price as determined in Section 2.5(c)). The Underwritten Offer shall remain open and irrevocable for a period of fifteen (15) days (the "Underwritten Acceptance Period") from the date of its receipt by Williams. At the time of delivery of the Underwritten Offer to Williams, the Offeror must have a bona fide intention to Transfer such shares of Common Stock pursuant to an effective registration statement in an underwritten public offering within 105 days of delivery of such Underwritten Offer.

                           (b) Williams may accept the Underwritten Offer
by delivering to the Offeror written notice (the "Underwritten Acceptance Notice") within the Underwritten Acceptance Period, which notice shall state the number of Underwritten Offered Shares Williams desires to purchase. Williams may exercise its right to purchase any or all of the Underwritten Offered Shares pursuant to the Underwritten Offer. The actual combination of shares of Common Stock and Series A Preferred Stock referred to in clause (iii) of the first sentence of Section 2.5(a) shall be determined by Williams in its sole discretion based on the shares of Common Stock and Series A Preferred Stock held by the Offeror at the time of the Underwritten Offer is received by Williams.

                           (c) The per share purchase price of the
Underwritten Offered Shares shall be determined as follows: (i) for Underwritten Offered Shares which are Common Stock, the per share purchase price of such Underwritten Offered Shares shall be the average per share Closing Price (as defined below) of the Common Stock during the period beginning on the date of receipt by Williams of the Underwritten Offer and ending on the date Williams delivers to the Offeror the Underwritten Acceptance Notice (the "Common Stock Purchase Price"), and (ii) for Underwritten Offered Shares which are Series A Preferred Stock, the per share purchase price of such Underwritten Offered Shares shall be the product of (A) the Common Stock Purchase Price, and (B) the number equal to the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible on the Underwritten Closing Date (as defined below). "Closing Price" means, as to any particular day, the average closing prices on such day of the sales of Common Stock on all domestic securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales on any such exchanges on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed on a domestic securities exchange, the average of the representative bid and asked prices quoted on the NASDAQ Stock Market as of 4:00 P.M., New York City time, on such day, or, if on any day the Common Stock is not listed on a domestic securities exchange or quoted on the NASDAQ Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm's-length transactions).

                           (d) The Transfer of Underwritten Offered Shares
to Williams, to the extent Williams has exercised its rights under this
Section 2.5, shall be made on a business day, as designated by Williams, not less than 10 nor more than 30 days after expiration of the Underwritten Acceptance Period (the "Underwritten Closing Date") on the terms and conditions specified in the Underwritten Offer.

                           (e) If the number of Underwritten Offered Shares
exceeds the Underwritten Offered Shares with respect to which Williams exercised its rights under this Section 2.5, the Underwritten Offer shall be deemed to be withdrawn with respect to such excess and the Offeror may Transfer, subject to the provisions of Section 2 hereof, such excess Underwritten Offered Shares to any Third Party, provided that such Transfer is made pursuant to an effective registration statement in an underwritten public offering within 90 days after expiration of the Acceptance Period. If such Transfer is not made pursuant to an effective registration statement in an underwritten public offering within such 90-day period, the restrictions provided for in this Section 2 shall again become effective.

                           (f) This Section 2.5 is subject to Article V.
Accordingly, to the extent that Williams and its Permitted Transferees are prohibited from acquiring Underwritten Offered Shares as a result of the restrictions imposed by Article V, Williams shall have the right to assign (without the consent of the other parties hereto) its right to purchase such Underwritten Offered Shares to any Person who is not an Affiliate of Williams, provided that (i) such Person agrees to be bound by the terms of this Agreement, including Section 2.4 and Section 2.5, and (ii) such Person has the financial capability to purchase such Underwritten Offered Shares.

                                ARTICLE III

                    ADDITIONAL RIGHTS AND OBLIGATIONS OF
              WILLIAMS, THE OTHER STOCKHOLDERS AND THE COMPANY

                  Section 3.1 Access to Information; Confidentiality. Upon the request of Williams, the Company shall afford Williams and its accountants, counsel and other representatives reasonable access to all of the properties, books, contracts, commitments and records (including, but not limited to, tax returns) of the Company and its Subsidiaries that are reasonably requested. Williams will, and will cause its agents and other representatives to, conduct any such investigations on reasonable advance notice, during normal business hours, with reasonable numbers of persons and in such a manner as not to interfere unreasonably with the normal operations of the Company and its Subsidiaries. Except as otherwise required by applicable law, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Person in possession or control of such information, or would violate any applicable law. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Williams shall, and shall use its reasonable best efforts to cause its representatives to, keep confidential all such information to the same extent such information is treated as confidential by the Company. The obligation to keep such information confidential shall not apply to (i) any information that (x) was already in Williams' possession prior to the disclosure thereof by the Company, (y) was then generally known to the public, or (z) was disclosed to Williams by a third party not known by Williams to be bound by an obligation of confidentiality or (ii) disclosures made as required by law, legal process or stock exchange rule. If either Williams or its Affiliates is nonetheless, in the opinion of their respective counsel, compelled to disclose information concerning the Company to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Williams and such Affiliate may disclose such information to such tribunal or governmental body or agency without liability hereunder.

                  Section 3.2 Furnishing of Information. (a) The Company shall deliver to Williams and the Other Stockholders, as the case may be, as long as such Person (together with its Permitted Transferees) beneficially owns in the aggregate 10% or more of the Shares issued pursuant to the Stock Purchase Agreement on the Effective Date:

                           (i) As promptly as practical, but in no event later than 30 days after the end of each calendar month, a copy of the monthly financial reporting package for such month customarily prepared for the Company's Chief Executive Officer;

                           (ii) As promptly as practical, but in no event later than 45 days after the close of each of its first three quarterly accounting periods during any fiscal year of the Company, the consolidated balance sheet of the Company as at the end of such quarterly period, and the related consolidated statements of operations, stockholders' equity and cash flows for such quarterly period, and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year all of which shall be certified by the Chief Financial Officer of the Company, to have been prepared in accordance with generally accepted accounting principles, subject to year-end audit adjustments, together with an MD&A;

                           (iii) As promptly as practical, but in no event later than 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, stockholders' equity and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing, together with an MD&A; and

                           (iv) All reports, if any, filed by the Company or any Subsidiary of the Company with the Commission under the Exchange Act, as promptly as practical, but in no event later than 5 days after filing any such reports with the Commission.

                                 ARTICLE IV

                      CORPORATE GOVERNANCE AND VOTING

                  Section 4.1 Board of Directors of the Company.

                           (a) The Company and its directors have taken all
appropriate and necessary action to (i) cause the Board of Directors of the Company, as of the Effective Date, to be composed of nine (9) members and divided into three (3) classes designated as Class I, Class II and Class III, each class consisting of three (3) directors, and (ii) reclassify one of the existing Class III directors as a Class II director. For so long as Williams, together with any and all of its Permitted Transferees, beneficially own in the aggregate 25% or more of the Shares beneficially owned by Williams on the Effective Date, the size of the Board of Directors shall not exceed nine (9) members. Williams shall be entitled to nominate four members to the Board of Directors (collectively, the "Williams Nominees"). One Williams Nominee shall be classified as a Class I Director of the Company, two Williams Nominees shall be classified as Class II Directors of the Company and one Williams Nominees shall be classified as a Class III Director of the Company.

                           (b) The Company and its directors have taken all
appropriate action to cause the appointment of the Williams Nominees to become effective as of the Effective Date. For so long as Williams, together with any and all of its Permitted Transferees, beneficially own in the aggregate 25% or more of the Shares beneficially owned by Williams on the Effective Date, Williams, the Other Stockholders and each of their Permitted Transferees shall vote all of its Voting Stock of the Company, and shall take all other necessary or desirable actions within their control, and the Company shall take all necessary or desirable action within its control, to cause the Williams Nominees to be nominated for and elected to the Board of Directors.

                           (c) The Company shall use its best efforts to
call, or cause the appropriate officers and directors of the Company, to call, a special meeting of stockholders of the Company, as applicable, to cause the removal (with or without cause) of any Williams Nominee if Williams requests such director's removal in writing for any reason and the Other Stockholders agree to vote their Voting Stock to remove such director. Williams shall have the right to designate a new nominee in the event any Williams Nominee shall be so removed under this Section 4.1(c) or shall vacate his directorship for any reason.

                           (d) The initial Williams Nominees shall be
Howard Janzen, John Bumgarner, Jr., Laura Kenny and Paul Gould. Any other person designated by Williams as a Williams Nominee shall either be (x) an employee or director of Williams or its Affiliates or (y) if not such an employee or director of Williams or its Affiliates, a person who is reasonably acceptable to the Company.

                           (e) At such time as Williams, together with any
and all of its Permitted Transferees, cease to beneficially own in the aggregate 50% or more of the Shares beneficially owned by Williams on the Effective Date but such Persons beneficially own in the aggregate 25% or more of the Shares beneficially owned by Williams on the Effective Date, Williams shall be entitled to nominate only three Williams Nominees in accordance with this Section 4. At such time as Williams, together with any and all of its Permitted Transferees, cease to beneficially own in aggregate 25% or more of the Shares beneficially owned by Williams on the Effective Date but such Persons beneficially own in the aggregate 10% or more of the Shares beneficially owned by Williams on the Effective Date, Williams shall be entitled to nominate only two Williams Nominees in accordance with this Section 4. At such time as Williams, together with any and all of its Permitted Transferees, cease to beneficially own in aggregate 10% or more of the Shares beneficially owned by Williams on the Effective Date, Williams shall no longer be entitled to nominate any Williams Nominees in accordance with this Section 4. Williams shall take all appropriate action to cause one or more of the Williams Nominees to resign as a director of the Company as necessary to comply with this
Section 4.1(e).

                           (f) The Company, the Other Stockholders and
Williams shall take all such action to cause one of the Williams Nominees to be Chairman of the Compensation Committee of the Board of Directors.

                           (g) The Company and its directors have
established, and will continue to take all such action necessary to maintain, an Executive Committee of the Board of Directors, comprised of three members as follows (i) the Company's Chief Executive Officer, (ii) an executive vice president or more senior executive officer of the Company who is also a director of the Company and (iii) a Williams Nominee, provided that the right of Williams to have a Williams Nominee on the Executive Committee of the Board of Directors shall be effective only during such periods of time that Williams is entitled to have three or more nominees on the Board of Directors. The duties of the Executive Committee shall be established by the Board of Directors and shall include, among other things, the development of the Company's annual business plan, which plan shall be submitted to the Board of Directors for approval each fiscal year. As long as Williams, together with any and all of its Permitted Transferees, beneficially owns, in the aggregate, at least aggregate 25% or more of the Shares beneficially owned by Williams on the Effective Date, the annual business plan of the Company and any material adjustments to such plan shall require the affirmative vote of a majority of the entire Board of Directors and the affirmative vote of each Williams Nominee. In the event that the Company's annual business plan and any material adjustments thereto is not approved by the requisite vote set forth in the previous sentence, the annual business plan of the Company shall revert back to the Company's previous annual business plan, or in the case of any material adjustments, shall not be so adjusted. The Executive Committee shall have authority, subject to applicable law, to take all actions that
(A) are ancillary to or arise in the normal course of the businesses of the Company, and (B) implement and are consistent with resolutions of the Board of Directors, provided, however, that such Executive Committee shall not be authorized to take any action which, if proposed to be taken by the full Board of Directors, would require the affirmative vote of the Williams Nominees in accordance with Section 4.2. Each committee of the Board of Directors shall include a proportionate number of Williams nominees equal to the percentage of Williams nominees on the entire Board of Directors.

                           (h) In the event that a director on the Board
who is an "independent director" under the rules and regulations of the Nasdaq Stock Market (other than any Williams Nominee) resigns, is removed from office or otherwise ceases to be a director, the Company shall, and Williams and the Other Stockholders shall take such action within their respective control to cause the Company to, comply with the "independent director" requirements of The Nasdaq Stock Market, and the Company shall have the right to approve the replacement of such "independent director." So long as Williams beneficially owns less than a majority of the outstanding Voting Stock, Williams agrees that (i) it shall not call a special meeting of the Company's stockholders or take any other action for the purpose of removing the non-Williams Nominees on the Board of Directors, and (ii) in the event a non-Williams Nominee resigns, is removed from office or otherwise ceases to be a director, the remaining non-Williams Nominees on the Board of Directors shall have the right to appoint a replacement director.

                           (i) Each committee of the Board of Directors, to
which authority has been delegated, shall keep complete and accurate minutes and records of all actions taken by such committee, prepare such minutes and records in a timely fashion and promptly distribute such minutes and records to each member of the Board of Directors.

                           (j) The parties agree that upon the request of
Williams, the Company shall cause the Board of Directors of any Subsidiary of the Company to include such number of individuals designated by Williams in the same proportion of the total number of members of the Board of Directors of such Subsidiary as the proportion of the Company's Board of Directors to which Williams is entitled pursuant to Section 4.1.

                  Section 4.2 Action by the Board of Directors.

                           (a) Except as provided herein, all decisions of
the Board of Directors shall require the affirmative vote of a majority of the directors of the Company then in office, or a majority of the members of an Executive Committee of the Board of Directors, to the extent such decisions may be delegated to an Executive Committee pursuant to applicable law and Section 4.1(g).

                           (b) As long as Williams, together with any and
all of its Permitted Transferees, beneficially owns in aggregate 40% or more of the Shares beneficially owned by Williams on the Effective Date, without the affirmative vote of each of the Williams Nominees, the Company shall not, and it shall cause each of its Subsidiaries not to, directly or indirectly, (i) incur a significant amount of Indebtedness in the aggregate (which for purposes of this clause (i), any amount in excess of $10 million in the aggregate shall be deemed to be significant); (ii) redeem, purchase or otherwise acquire for value, or set apart money or other property for any mandatory purchase or other similar fund for the redemption, purchase or acquisition of any shares of Common Stock or Junior Stock (as defined in the Certificates of Designations), except for the repurchase by the Company of up to 5% of the outstanding Common Stock of the Company outstanding on the Effective Date; (iii) declare or pay any dividend or make any distribution (whether in cash, shares of capital stock of the Company, or other property) on shares of Common Stock or Junior Stock; (iv) sell, lease, license or otherwise dispose of, in any single transaction or series of related transactions, a significant amount of the property and other assets of the Company, (v) amend, alter or repeal, in any manner whatsoever, the designations, preferences, privileges and relative rights and limitations and restrictions of the Series A Preferred Stock, (vi) increase or decrease the number of authorized shares of Common Stock or Preferred Stock, (vii) enter into any transaction which results, directly or indirectly, in the sale, merger, consolidation or corporate reorganization of, or other similar transaction involving, the Company, including, without limitation, any transaction which would result in a Change in Control (as defined in the Certificates of Designations) of the Company, (viii) create (by reclassification or otherwise), authorize or issue any new class or series of equity security having designations, preferences, privileges or rights senior to, or on parity with, the Series A Preferred Stock, (ix) create (by reclassification or otherwise), authorize or issue any class, series or shares of capital stock or other securities junior to the Series A Preferred Stock if such junior securities may be redeemed in any circumstance on or prior to the Final Redemption Date (as defined in the Certificates of Designations"), (x) amend, alter or repeal any of the provisions of the Charter Documents or the Certificates of Designations in a manner that would adversely affect the holders of the Series A Preferred Stock; (xi) adopt, and if adopted, amend or waive any provision of, a shareholder rights plan or similar plan or agreement, (xii) effect a voluntary liquidation, dissolution or winding up of the Company; or (xiii) voluntarily file for bankruptcy, or otherwise seek protection under any federal or state bankruptcy or similar law.

                           (c) Until the 6th month anniversary of the date
hereof, any termination of Nicholas Baletta's, Robert Davis' or Scott Klososky's employment by the Company without Cause (as defined in the Company's Retention Bonus Plan) shall require the affirmative vote of a majority of the Board of Directors. Notwithstanding anything to the contrary herein, the approval of the termination of such persons employment may not be delegated to a committee of the Board of Directors.

                  Section 4.3 Certificates of Designations; Charter Documents. (a) The Certificate of Designations, as in effect on the date hereof, is set forth in Exhibit A hereto. The Charter Documents, as in effect on the date hereof, are set forth in Exhibits B and C hereto.

                           (b) The Company covenants that it will act in
accordance with its Charter Documents and the Certificate of Designations. The Company shall take all action necessary, to ensure that (i) the Charter Documents and Certificate of Designations do not, at any time, conflict with the provisions of this Agreement, and (ii) unless an amendment is approved by the Board of Directors in accordance with Section 4.2, the Charter Documents and the Certificate of Designations continue to be in effect in the forms attached hereto.

                  Section 4.4 Meetings of Stockholders. The Other Stockholders and Williams agree that their representatives shall meet, either in person or by teleconference, at least five (5) Business Days prior to any meeting of stockholders of the Company to discuss their respective views and opinions with regard to the matters proposed for consideration at such stockholders meeting.

                                 ARTICLE V

                                 STANDSTILL

                  Section 5.1 Standstill (a) Without the prior written consent of the Company or except as provided in this Agreement, from the date hereof until the second anniversary of the date hereof (the "Standstill Period"), each of Williams and the Other Stockholders shall not, and shall not permit any of their respective Permitted Transferees or other Affiliates to, acquire, publicly announce an intention to acquire, or agree to acquire beneficial ownership of any Voting Stock of the Company resulting in an increase in their respective percentage beneficial ownership, at such time, of the Company's Voting Stock on a fully diluted basis.

                  (b) Notwithstanding anything in this Agreement (including this Section 5.1) to the contrary, during the Standstill Period, (i) each of Williams, the Other Stockholders and their respective Permitted Transferees and other Affiliates may acquire additional Voting Stock upon the conversion or exchange of the Series A Preferred Stock, (ii) each of Williams, the Other Stockholders and their respective Permitted Transferees and other Affiliates may, subject to compliance with applicable law, propose, announce and otherwise make an offer to purchase all of the outstanding capital stock of the Company and pursuant to such offer acquire such shares of capital stock, and (iii) each of Williams, the Other Stockholders and their respective Permitted Transferees and other Affiliates may make open market purchases of the Company's Voting Stock as may be necessary for such Persons (either directly or through its Permitted Transferees) to maintain their respective fully-diluted ownership percentage of the Company's Voting Stock existing on the date hereof. The Company agrees that it will not unreasonably deny any request for a waiver of the restrictions set forth in this Article V made by Williams, the Other Stockholders or their respective Permitted Transferees.

                                 ARTICLE VI

                             PREEMPTIVE RIGHTS

                  Section 6.1 Preemptive Rights.

                           (a) In case the Company proposes at any time to
issue or sell any shares of equity securities of the Company (or securities convertible or exchangeable for equity securities of the Company) issued by the Company after the date hereof (collectively, the "Company Offered Securities"), the Company shall, no later than twenty (20) days prior to the consummation of such transaction (a "Preemptive Rights Transaction"), give notice in writing (the "Preemptive Rights Offer Notice") to Williams, the Other Stockholders and their respective Permitted Transferees of such Preemptive Rights Transaction. The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, identify the proposed purchaser or purchasers, and contain an offer (the "Preemptive Rights Offer") to sell Williams, the Other Stockholders and their respective Permitted Transferees, at the same price and for the same consideration to be paid by the proposed purchaser (provided, that, in the event any of such consideration is non- cash consideration, at the election of Williams, the Other Stockholders or their respective Permitted Transferees to whom the Preemptive Rights Offer is made, Williams, the Other Stockholders and their respective Permitted Transferees may pay cash equal to the value of such non-cash consideration), all or any part of Williams', the Other Stockholders' and their respective Permitted Transferees' pro rata portion of the Company Offered Securities (which shall be a fraction of the Company Offered Securities determined by dividing the number of shares of outstanding Voting Stock owned by Williams, the Other Stockholders or such of their Permitted Transferees, as the case may be, by the total number of outstanding shares of Voting Stock). If Williams, the Other Stockholders or their respective Permitted Transferees to whom a Preemptive Rights Offer is made fail to accept (each a "Non-Responding Holder") in writing the Preemptive Rights Offer by the fifteenth (15th) day after the Company's delivery of the Preemptive Rights Offer Notice, such Non-Responding Holders shall have no further rights with respect to the proposed Preemptive Rights Transaction and the Company may proceed with the proposed Preemptive Rights Transaction, free of any right on the part of such Non-Responding Holders, as the case may be, under this Section 6 in respect thereof.

                           (b) The parties hereto agree that preemptive
rights granted pursuant to paragraph (a) of this Section 6.1 shall not be effective for issuances of shares of Common Stock pursuant to the Company's 2000 Employee Stock Purchase Plan, in accordance with the terms of such plan as in effect on the date hereof and without giving effect to any amendment, alteration or repeal of any of the terms of such plan or any increase in the number of shares of Common Stock reserved for issuance under such plan.

                                ARTICLE VII

                                TERMINATION

                  Section 7.1 Termination. Except as otherwise provided herein with respect to certain specific provisions, this Agreement shall terminate upon the earlier to occur of:

                           (i) the mutual agreement of Williams and the Company,

                           (ii) Williams and its Permitted Transferees ceasing to beneficially own in the aggregate 10% or more of the Shares beneficially owned by Williams on the Effective Date, and

                           (iii) with respect to each Other Stockholder, such Other Stockholder and its Permitted Transferees ceasing to beneficially own in the aggregate 10% or more of the Shares beneficially owned by such Other Stockholder on the Effective Date.

                                ARTICLE VIII

                               MISCELLANEOUS

                  Section 8.1 Consolidation. In the event that in the reasonable judgment of Williams, Williams or its Affiliates are required to consolidate their interest in the Company for financial accounting purposes, then, at the request of Williams, the Company, the Other Stockholders and Williams shall amend the terms of the Transaction Documents such that the neither Williams nor its Affiliates are required to consolidate their interest in the Company for financial accounting purposes.

                  Section 8.2 No Inconsistent Agreements. The Company represents and agrees that, as of the Effective Date, there is no (and from and after the Effective Date they will not, and will cause its respective Subsidiaries and Affiliates not to, enter into any) agreement with respect to any securities of the Company or any of its Subsidiaries (and from and after the Effective Date Company shall not take, or permit any of its Subsidiaries or Affiliates to take, any action) that is inconsistent with the rights granted to Williams and the Other Stockholders in this Agreement. Without limiting the foregoing, the Company represents that there are no existing agreements relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries other than the Company's Third Amended and Restated Investors Rights Agreement dated April 28, 2000, and there are no other existing agreements between the Company and any other holder of Shares relating to the transfer of any equity securities of the Company or any of its Subsidiaries.

                  Section 8.3 Recapitalization. Exchanges, etc. If any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement and the terms "Common Stock," "Preferred Stock" and "Shares," each as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate. Without limiting the foregoing, whenever a particular number of Shares is specified herein, such number shall be adjusted to reflect stock dividends, stock-splits, combinations or other reclassifications of stock or any similar transactions.

                  Section 8.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided that (i) neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by the Company; and (ii) neither this Agreement nor any rights or obligations hereunder may be transferred or assigned by Williams or the Other Stockholders except (A) to any Person to whom it has Transferred Shares in compliance with this Agreement and who has become bound by this Agreement pursuant to Section 2.2 hereof, and (B) to any Person pursuant Section 2.4(f).

                  Section 8.5 No Waivers; Amendments. (a) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                           (b) This Agreement may not be amended or
modified, nor may any provision hereof be waived, other than by a written instrument signed by the Company and Williams, provided that any amendment, modification or waiver that materially and adversely affects the rights of one of the Other Stockholders hereunder shall require the written consent of such Other Stockholder.

                  Section 8.6 Notices. All notices, demands, requests, consents or approvals (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally delivered or mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery or facsimile, addressed as set forth below, or such other address (and with such other copy) as such party shall have specified most recently by written Notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or transmitted by facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following delivery of such Notice to a reputable overnight courier service.

                  To the Company:

                       iBeam Broadcasting Corporation
                       645 Almanor Avenue, Suite 100
                       Sunnyvale, California 94085
                       Attn:  General Counsel
                       Fax:   (408) 524-0567

                  with a copy (which shall not constitute notice) to:

                       Orrick, Herrington & Sutcliffe LLP
                       400 Sansome Street
                       San Francisco, CA 94111
                       Attn:  John F. Seegal, Esq.
                       Fax:   (415) 773-5759

                  To Williams:

                       Williams Communications, LLC
                       One Williams Center 41-3
                       Tulsa, Oklahoma  74172
                       Attn:  General Counsel
                       Fax:   (918) 573-3005

                  with a copy (which shall not constitute notice) to:

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       Four Times Square
                       New York, NY  10036
                       Attn:   Alan C. Myers, Esq.
                       Fax:    (212) 735-2000

                  To the Other Stockholders to the address and persons set forth on the signature pages hereto.

                  Section 8.7 Inspection. So long as this Agreement shall be in effect, this Agreement and any amendments hereto and waivers hereof shall be distributed to all parties hereto after becoming effective and shall be made available for inspection at the principal office of the Company.

                  Section 8.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH PARTY HERETO CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS WITHIN THE STATE OF DELAWARE.

                  Section 8.9 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  Section 8.10 Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes any and all prior agreements and understandings, written or oral, relating to the subject matter hereof.

                  Section 8.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdictions, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

                  Section 8.12 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and which together shall constitute one and the same agreement.

                  Section 8.13 Required Approvals. If approval of this Agreement or any of the transactions contemplated hereby shall be required by any governmental agency or instrumentality or is considered to be necessary or advisable by the parties hereto, all parties hereto shall use their reasonable best efforts to obtain such approval.

                  Section 8.14 Public Disclosure. The Company shall not, and shall not permit any of its Subsidiaries to, make any public announcements or disclosures relating or referring to Williams, the Other Stockholder or any of their respective Affiliates, or any of their respective directors, officers, employees or agents (including, without limitation, any Person designated as a director of the Company pursuant to the terms hereof) unless such Person has consented to the form and substance thereof, which consent shall not be unreasonably withheld except to the extent such disclosure is required by law or by stock exchange regulation, provided that (i) any such required disclosure shall only be made, to the extent consistent with the law, after consultation with such Person and (ii) no such announcement or disclosure (except as required by law or by stock exchange regulation) shall identify any such Person without such Person's prior consent.

                                   * * *



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      iBEAM BROADCASTING CORPORATION


                                      By: /s/ Peter B. Desnoes
                                         ------------------------------------
                                      Name:  Peter B. Desnoes
                                      Title: President and Chief
                                             Executive Officer


                                      WILLIAMS COMMUNICATIONS, LLC


                                      By: /s/ John C. Bumgarner, Jr.
                                         ------------------------------------
                                      Name:  John C. Bumgarner, Jr.
                                      Title: Senior Vice President









                 OTHER STOCKHOLDERS SIGNATURE PAGES FOLLOW



                  By execution of this signature page, the undersigned shall become an Other Stockholder under, and a party to, the Stockholders Agreement, dated as of July 10, 2001 by and among iBeam Communications Corporation, Williams Communications, LLC and the Other Stockholders.



Notice:                                     ALLEN & COMPANY INCORPORATED
Allen & Company Incorporated
711 5th Avenue - 9th Floor                  By: /s/ Paul A. Gould
New York, New York                             ----------------------------
Fax: (212) 832-8023                         Name:  Paul A. Gould
Attn: Paul Gould                            Title: Managing Director


                  By execution of this signature page, the undersigned shall become an Other Stockholder under, and a party to, the Stockholders Agreement, dated as of July 10, 2001 by and among iBeam Communications Corporation, Williams Communications, LLC and the Other Stockholders.




Notice:                                     LUNN iBEAM, LLC
Lunn iBeam, LLC
One North Franklin                          By: /s/ Robert J. Lunn
Suite 750                                      _____________________________
Chicago, Illinois  60606                    Name:  Robert J. Lunn
Fax: (312) 629-2622                         Title: Managing Director



                  By execution of this signature page, the undersigned shall become an Other Stockholder under, and a party to, the Stockholders Agreement, dated as of July 10, 2001 by and among iBeam Communications Corporation, Williams Communications, LLC and the Other Stockholders.



Notice:                                     TOUCH AMERICA, INC.
Touch America, Inc.
130 North Main Street                       By: /s/ Michael E. Zimmerman
Butte, MT 59701-9394                            ----------------------------
Fax: (406) 497-5240                         Name:  Michael E. Zimmerman
Attn: General Counsel                       Title  Vice President - Corporate
                                                   Development